Medifast Reports Record Fourth Quarter 2009
Financial Results Lead By Strong Growth From
All Three Distribution Channels

Medifast Bucks Industry Trend to Report Highest Revenues of the Year in the
Seasonally Slowest Diet Quarter With Strong Revenue Growth From Direct Sales
(+107%), Clinic (+82%) and Direct Response (+42%) Channels

Record Quarterly Revenues: $46.2 million vs. $25.5 million -- Increase of 81%

Quarterly Diluted EPS: $0.21 vs. $0.07 – Increase of 200%

Annual Diluted EPS: $0.81 vs. $0.38 – Increase of 114%

Contact:	Brendan Connors	Lytham Partners, LLC
	Vice President – Finance	602-889-9700
ir@choosemedifast.com

OWINGS MILLS, MD., March 4, 2010 -- Medifast, Inc. (NYSE: MED), a provider of leading clinically proven portion-controlled weight-loss programs, announced today fourth quarter and year-end financial results for the period ended December 31, 2009.

Fourth Quarter 2009 highlights included:
•	Fourth quarter revenues increased 81% to $46.2 million, compared to 2008;
•	Diluted EPS for the quarter increased 200% to $0.21 versus $0.07 year-over-year;
•	Direct sales segment, Take Shape for Life, increased sales 107% year-over-year for the quarter;
•	Medifast Weight Control Centers quarterly revenues increased 82%;
•	Direct response quarterly revenues increased 42% versus a year ago;

Fiscal Year 2009 highlights included:
•	Revenues increased 57% to $165.6 million, compared to 2008;
•	Diluted EPS increased 114% to $0.81 versus $0.38 year-over-year;
•	Operating margins improve to 11.7% versus 7.8% in the comparable year;

For the fourth quarter ended December 31, 2009, Medifast reported revenue of $46.2 million, an 81% increase over the $25.5 million reported in the fourth quarter of 2008. The Company reported net income of $3.0 million, or $0.21 per fully diluted share, compared with $949,000, or $0.07 per fully diluted share in the fourth quarter of 2008, a diluted EPS increase of 200%.

For the fiscal year ended December 31, 2009, Medifast reported revenue of $165.6 million, an increase of 57% from the $105.4 million reported for the fiscal year ended December 31, 2008. The Company reported net income of $12.0 million, or $0.81 per fully diluted share for the fiscal year, versus $5.4 million, or $0.38 per fully diluted share, in 2008.

“As we indicated in our preliminary results release, we are extremely pleased that our multi-platform distribution business model continued to operate at a high level during the fourth quarter of 2009,” commented Michael S. McDevitt, Chief Executive Officer of Medifast, Inc. “The traditional holiday seasonality that is inherent to our calendar fourth quarter did not materialize this year and we benefitted with strong growth from all of our distribution channels. The credibility of the Medifast line of products and our weight loss program is enhanced by virtue of the recommendation of more than 20,000 doctors, and is a key factor to our success.   In today’s environment, we believe that the recommendations of friends and family as well as those in the medical profession transcend the mass market advertising paradigm as the most effective way to communicate the message and benefits of a weight loss program.”

Revenues in the direct sales segment, Take Shape for Life, increased 107% to $29.6 million in the fourth quarter of 2009 compared with $14.3 million in the same quarter of 2008. For the fiscal year 2009, Take Shape for Life revenues increased 101% to $100.4 million compared to $49.8 million a year ago.  Revenue growth was driven by an increase in the number of active health coaches, which resulted in increased customer product sales as well as increased revenue generated per health coach.  The number of active health coaches during the fourth quarter increased to approximately 6,000 compared with 3,400 during the period a year ago, an increase of 76%.   As a result of improved training, new and improved sales and educational tools, increase in the number of field leaders and increase in the number of health professionals as a percentage of total active health coaches, the average revenue generated per health coach per month increased approximately 14% in 2009 as compared to the prior year.

Typically in the Take Shape for Life business, there is a slight slowdown in fourth quarter health coach recruiting rates, which is offset by the incremental growth in recruiting in the first quarter of the new year.  At the end of February 2010 and with still one month left to go in the first quarter, the number of active health coaches has already increased by approximately 10%, totaling 6,650 active health coaches.  This early success allows the company to anticipate another strong year of heath coach growth in 2010.

The Company reported record revenues in its Medifast Weight Control Centers segment of $4.6 million, an 82% increase compared to the fourth quarter of the previous year, driven by strong same-store sales and new clinics opened during the year.   For fiscal year 2009, revenues increased 93% to $16.2 million compared to $8.4 million a year ago.  Same-store sales increased 25% for the quarter compared to the fourth quarter of 2008 for clinics open greater than one year, primarily attributable to more effective advertising and increased program dollars per customer.   The company opened seven new corporate and 15 new franchise clinics throughout 2009.   With the proven model of providing one on one support through a personal counselor and personalized program, the company is in the process of building out the internal infrastructure to support robust expansion in the years to come and estimates 13 to 15 new corporate clinics opening throughout 2010.

During the fourth quarter, sales in the Company’s direct response segment experienced growth of 42% to $11.6 million compared with $8.1 million in the period a year ago.  For fiscal year 2009, revenues increased 7% to $47.0 million compared to $44.0 million a year ago.  The segment experienced a 2.8 to 1 revenue-to-spend ratio during the fourth quarter and 2.7 to 1 for the year.   As a result of the diligent controls in advertising mix along with increases in call center closing rates maintained over the first three quarters of 2009, the company made the decision to increase advertising dollars spent in the fourth quarter by 32% compared to the same quarter last year.

The Company is pleased to announce that trending in the first two months of 2010 shows a 2.8 to 1 revenue to spend ratio, as compared to 2.6 to 1 in the first quarter of 2009.   Due to this early success, the company anticipates its full year advertising spend to increase by 15-20%.

As a result of manufacturing efficiencies realized from machinery in terms of labor and scrap reduction and decreased manufacturing overhead, the company’s inventory value was reduced at year end.  Due to this one time year-end event, the company’s gross margins during the fourth quarter of 2009 decreased to 74.6% compared to 76.3% a year ago.  Going forward, the company will experience gross margin improvement due to a decrease in the cost of each unit sold and anticipates a total gross margin benefit of 50 to 100 basis points in 2010 as compared to the prior year.

Operating margins improved during the fourth quarter to 10.8% compared to 5.2% in the fourth quarter of last year as the company continues to experience the benefits of supporting its revenue growth with a vertically integrated business model, increases in same-store clinics sales, and improvements in direct response advertising effectiveness ratios.

The Company's balance sheet remains strong with stockholders' equity of $52.9 million and working capital of $29.2 million as of December 31, 2009.  Cash, cash equivalents, and investment securities increased for the year by $13.4 million to $16.3 million as a result of operating cash flows, reduction in inventory on hand due to improved functionality and forecasting in the company’s ERP system, and a decrease in capital expenditures.

Colonel Brad MacDonald, (Ret.), chairman of the Board of Directors of Medifast, Inc. commented, "The Board of Directors of Medifast appreciates the dedication of the employees, independent health coaches, and franchise partners that has lead to the tremendous results achieved in 2009.  With a strong plan in place for continued success going forward, we are energized to an even greater extent to fulfill our important purpose in improving the health and quality of life for every American dedicated to doing so.”

Mr. McDevitt concluded, “2009 was a remarkable year for Medifast.   Our platform provides consumers the level of support they require along with safe and effective products and programs with an established track record of results that exceeds 30 years.   Our goal is to now expand on this platform by putting in place the infrastructure and continued strong messaging to reach even more consumers in the coming years.”

Fourth Quarter 2009 Conference Call
The Company will hold a conference call and web cast to discuss the results on Thursday, March 4, 2010 at 11:00 a.m. ET.

Interested parties can access the call by dialing (877) 407-0782 or (201) 689-8567, or can listen via a live Internet web cast, which can be found at www.choosemedifast.com in the section marked "Investor Relations." A replay of the call is available via web cast at www.choosemedifast.com until June 5, 2010 or by playback at (877) 660-6853 or (201) 612-7415 through March 18, 2010. Please use account #286 and conference #345625 for the replay.

About Medifast:
Medifast (NYSE: MED) is the leading easy-to-use, clinically proven, portion-controlled weight-loss program. Medifast has been recommended by over 20,000 doctors and used by over one million customers since 1980. It is committed to enriching lives by providing innovative choices for lasting health. Medifast programs have been proven effective through studies by major university teaching hospitals. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) medically supervised Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto http://www.choosemedifast.com. MED-F

Safe Harbor Statement
Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Associates and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast's believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Financial tables to follow:

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and 2008
(Unaudited)

	2009	2008

Current assets:
Cash and cash equivalents	$12,708,000	$1,841,000
Accounts receivable-net of allowance for doubtful accounts
of $100,000	676,000	448,000
	11,232,000	13,856,000
Investment securities	3,594,000	1,099,000
Deferred compensation	641,000	531,000
Prepaid expenses and other current assets	5,741,000	3,165,000
Note receivable - current	46,000	180,000
Current portion of deferred tax asset	329,000	100,000
Total current assets	34,967,000	21,220,000

Property, plant and equipment - net	23,237,000	21,709,000
Trademarks and intangibles - net	4,104,000	5,547,000
Deferred tax asset, net of current portion	1,341,000	1,131,000
Note receivable, net of current assets	112,000	1,080,000
Other assets	379,000	350,000

TOTAL ASSETS	$64,140,000	$51,037,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,968,000	$5,130,000
Line of credit	-	3,164,000
Current maturities of long-term debt	796,000	257,000
Total current liabilities	5,764,000	8,551,000

Other liabilities
Long-term debt, net of current portion	5,444,000	4,313,000
Total liabilities	11,208,000	12,864,000

Stockholders' Equity:
Common stock; par value $.001 per share; 20,000,000 shares authorized;
15,398,941 and 14,585,960 shares issued and outstanding	15,000	15,000
Additional paid-in capital	35,959,000	30,787,000
Accumulated other comprehensive income (loss)	159,000	(389,000)
Retained earnings	27,216,000	15,253,000
	63,349,000	45,666,000
Less: cost of 367,838 and 272,192 shares of common stock in treasury	(3,320,000)	(1,956,000)
Less: Unearned compensation	(7,097,000)	(5,537,000)
Total stockholders' equity	52,932,000	38,173,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,140,000	$51,037,000

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenue	$46,220,000	$25,458,000	$165,618,000	$105,445,000
Cost of sales	11,717,000	6,033,000	40,293,000	25,332,000
Gross Profit	34,503,000	19,425,000	125,325,000	80,113,000

Selling, general, and administration	29,503,000	18,094,000	105,959,000	71,914,000

Income from operations	5,000,000	1,331,000	19,366,000	8,199,000

Other income/(expense)
Interest income (expense)	13,000	(58,000)	10,000	(217,000)
Other income/(expense)	(1,000)	(129,000)	(83,000)	(132,000)
	12,000	(187,000)	(73,000)	(349,000)

Income before provision for income taxes	5,012,000	1,144,000	19,293,000	7,850,000
Provision for income tax (expense)	(1,967,000)	(195,000)	(7,330,000)	(2,415,000)

Net income	$3,045,000	$949,000	$11,963,000	$5,435,000

Basic earnings per share	$0.22	$0.07	$0.89	$0.41
Diluted earnings per share	$0.21	$0.07	$0.81	$0.38

Weighted average shares outstanding -
Basic	13,772,415	13,086,752	13,515,318	13,126,534
Diluted	14,736,639	14,289,923	14,729,698	14,329,525